TIDAL ETF TRUST 485BPOS

Exhibit 99.(i)(xxxv)

Seyfarth Shaw LLP 975 F Street, N.W. Washington, DC 20004 (202) 463-2400 fax (202) 828-5393 www.seyfarth.com

December 15, 2022

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Subversive Capital Advisor LLC

217 Centre Street, Suite 122

New York, NY 10013

Attn.: Michael Auerbach, Chief Investment Officer

Re:	Opinions with Respect to the Execution of Derivatives
and Purchase of Cannabis Company Securities

Ladies and Gentlemen:

Subversive Capital Advisor LLC acts as sub-advisor (“Sub-Advisor”) to the Subversive Cannabis ETF (the “Fund”), a series of Tidal ETF Trust (the “Trust”). The Fund, an exchange-traded fund regulated under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1–80a-64 (the “1940 Act”), is subject to the oversight of the Board of Trustees of the Trust (the “Board”). The Sub-Advisor has retained Seyfarth Shaw LLP for purposes of rendering opinions for the benefit of the Fund and its beneficial owners or beneficiaries.

The Sub-Advisor has asked us to opine to it as to whether (i) the Fund’s investment in securities issued by companies which are directly involved in legal tetrahydrocannabinol-related businesses in the United States (“Cannabis Companies”1); and (ii) the Fund’s execution and settlement of financial over-the-counter (“OTC”) derivatives, specifically total return swaps, each referencing the equity of one or more Cannabis Companies (“TRS’s”)(with each TRS having economic characteristics similar to the securities referenced in clause (i)), would violate certain laws of the United States and whether the Fund and its beneficial owners would incur liability arising out of any such violation.

1 A Cannabis Company is a company which is engaged in the commercialization of cannabis in the legal tetrahydrocannabinol (“THC”)-related business. The business of a Cannabis Company is expressly permitted without exception by local and state law and/or the law of a non-U.S. country (so long as local and state law permit the business activity of a company operating lawfully under non-U.S. law) and a Cannabis Company is also a company whose equity securities are listed on a regulated exchange. For purposes of this letter, we make clear the nature of business conducted by individuals or entities which we deem outside of the scope of the business conducted by Cannabis Companies. For example, outside of our definition of Cannabis Companies are those companies (whether formally incorporated or not, or individuals) that (i) develop, market or sell cannabis unlawfully under local or state law; (ii) develop, market or sell “designer” drugs, whether cannabis-related or not (i.e., synthetically modified drugs made for purposes of circumventing existing law and regulation); and (iii) develop, market or sell other drugs such as LSD or MDMA. For purposes of this letter, Cannabis Companies are none of the individuals and companies engaging in the activities referenced in the foregoing clauses (i) through (iii), or similar activities, and Cannabis Companies are not companies which either do not observe corporate formalities or are not legally conducting business for any reason, or are operating despite having their corporate status suspended or revoked, or under investigation by a regulator or other authority. The CSA, as amended by the Federal Analogue Act, 21 U.S.C. § 813, is intended to ban pre-emptively in the United States designer drugs by making illegal the manufacture, sale, and/or possession of chemicals that are substantially similar in chemistry and pharmacology to Schedule I or Schedule II drugs, including and not limited to cannabis-related drugs. For purposes of this letter and based on information provided to us by the Sub-Advisor, the Fund and its portfolio managers (as a part of the execution of the investment strategy and in order to comply with the policies and procedures of the Fund) also consider a company to be a Cannabis Company if the company derives at least 50% of its net revenue from legal THC-related sales in the cannabis industry in the United States; this may include companies that are listed on exchanges in non-U.S. countries where cannabis is legal, but which have operations in the United States.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Based upon our analysis and for purposes of this letter, the applicable federal laws are the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), the Money Laundering Control Act, 18 U.S.C. §1956, et seq. (the “MCA”) and the Securities Exchange Act of 1934, 15 U.S.C. §78a et seq. (“1934 Act”) (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203, H.R. 4173,124 Stat. 1376 (2010)(“Dodd-Frank”2)(for purposes of this letter and collectively with the CSA, MCA, the 1934 Act, Dodd-Frank and the regulations promulgated thereunder, the foregoing are referred to as the “Applicable Federal Law”).

As described more fully below, our opinion is that the Fund and its beneficial owners would not violate Applicable Federal Law (i) for the Fund’s purchase of securities or (ii) for the Fund’s execution and settlement of TRS’s referencing any such security issued by Cannabis Companies, so long as those companies issuing securities referenced in clause (i) or (ii) have those securities listed on regulated exchanges and participate in the cannabis industry in full compliance with local and state law, and/or the law of a non-U.S. country (so long as local and state law permit the business activity of a company operating lawfully under non-U.S. law), which expressly permits such participation. This is our opinion and it is subject to the assumptions, qualifications and other statements in this letter.

2 When we refer in this letter to “Dodd-Frank,” we are referring to the Dodd-Frank Wall Street Reform and Consumer Protection Act generally and in particular, The Wall Street Transparency and Accountability Act, which is Title VII of Dodd-Frank, and which generally became effective, subject to rulemaking, on July 16, 2010, Public Law 111-203, 124 Stat. 1376. Title VII of Dodd-Frank amended the 1934 Act and the Commodity Exchange Act, ch. 545, 49 Stat. 1491, enacted on June 15, 1936, as amended (“CEA”), by defining “swap,” 7 U.S.C. 1a(47)(E)(i)), and “Security-Based Swap,” as such term is defined in Section 3(a)(68) of the 1934 Act.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

We are also of the opinion that, assuming full compliance with local and state and/or non-U.S. law by a TRS Company (which is, as described in detail below, a Cannabis Company whose security is referenced in a TRS) referenced in a cash-settled TRS: (i) the TRS Documentation (as defined below) should create legal, valid and binding obligations under New York law with respect to the Fund and its TRS counterparties; (ii) the TRS under the TRS Documentation should not be rendered unenforceable due to a violation of the CSA; (iii) the Fund should not have ownership, pursuant to Rule 13d-3 promulgated under the 1934 Act, with respect to the TRS Company; and (iv) the Fund and its beneficial owners should incur no regulatory exposure or regulatory liability because we are of the opinion that, with respect to the TRS’s, the TRS’s (based on assumptions in this letter) each have as a Reference Asset (as defined below) a single security of a Cannabis Company (resulting in each TRS being deemed to be a security-based swap regulated by the Securities and Exchange Commission (“SEC”) under its rules and the 1934 Act, as amended by Dodd-Frank), and accordingly, we are of the opinion that such Reference Asset, by itself, would not likely render the TRS unenforceable under the 1934 Act and the SEC rules promulgated thereunder, and would not expose the beneficial owners of the Fund to regulatory exposure or regulatory liability; and (v) in the event that the federal government declares at some future time by means of written guidance, the enactment of law or promulgation of a regulation that the TRS violates the CSA, the Fund and each of its TRS counterparties can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement in the TRS Documentation.3 These opinions are being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Our opinions are subject to the assumptions, qualifications and limitations set forth herein as of the date of this opinion letter.

Our opinions are expressed herein solely with respect to Applicable Federal Law and are based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinions in all respects are subject to and may be limited by future legislation, regulations, guidance, formal and informal interpretations and/or case law. The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not a guarantee that a court or regulator will reach any particular result.

3 For the reasons stated in this letter and although we reference the law of the state of Oregon, the focus of this letter is Applicable Federal law, not state or local law, and additionally, we do not have any actual knowledge of any specific investment in any company in particular and we have no actual knowledge of any federal investigation of any Cannabis Company or TRS Company (as defined herein) and accordingly, we make certain assumptions stated in this letter including that the Fund will directly invest in companies whose securities are listed on regulated exchanges.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

In connection with this opinion letter, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, agreements and other instruments which in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters (i.e., the statements in this letter under the heading “Factual Background for Opinion”), we have relied upon a December 13, 2022 Subversive Capital Advisor LLC Officer’s Certificate and have not sought to independently verify such matters. The Sub-Advisor has supplied us, as of December 14, 2022, with a list of companies in which the Fund may invest as of the date of this letter and we have not confirmed full compliance with applicable local, state or other law by such companies. We base our opinions in this letter on Cannabis Companies’ securities being purchased by the Fund and the Fund’s execution and settlement of TRS’s referencing the security of a Cannabis Company, as well as on other assumptions, qualifications and statements in this letter. Our opinions also assume that the Fund will invest in securities and that the Fund will execute TRS’s in full compliance with the Fund’s publicly disclosed investment guidelines and other applicable law.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or regulations or reported decisions that may hereafter occur or be published. Unless otherwise stated, when we use the term “invest” (or derivations thereof, e.g., “investment”) in this letter, we mean the purchase of a security issued by a Cannabis Company and the execution and settlement of a “security-based swap,” as such term is defined in Section 3(a)(68) of the 1934 Act, referencing a single security issued by a Cannabis Company. We express no opinion as to the law (other than Applicable Federal Law) of any other jurisdiction that may be applicable or relevant to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, local or non-U.S. law, rule or regulation relating to securities, or to the sale or issuance thereof, or derivatives.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

FACTUAL BACKGROUND FOR OPINION

Description of the Fund’s principal investment strategy

We understand that the Fund is an actively managed investment vehicle which, for purposes of this letter we assume will achieve its investment objectives principally through the investment in exchange-listed securities, including common and preferred stock, of Cannabis Companies (e.g., companies that are directly involved in legal tetrahydrocannabinol-related businesses in the United States) and in TRS’s with Cannabis Companies’ equity referenced in such TRS’s (hereinafter “Reference Assets,” as described later in this letter in greater detail). The Fund will not invest directly in or hold ownership in any companies that engage in cannabis-related business unless permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state laws. As presently stated in the Fund’s Registration Statement or as otherwise represented to us by the Sub-Advisor, the principal investment strategies of the Fund are as follows:

●	The Fund’s investments in Cannabis Companies will primarily be in exchange-traded equity securities of THC Cannabis Companies and TRS’s, intended to provide exposure to the securities of Cannabis Companies. The Fund may invest all of its assets in TRS’s referencing Cannabis Companies and in collateral related to the Fund’s investments in such TRS’s through rehypothecation of collateral posted in favor of the Fund by TRS counterparties;

●	In addition to its investments in Cannabis Companies referenced and summarized in the preceding bullet point on this page, the Fund may invest up to 20% of its net assets in the equity securities of companies that, in the opinion of the Sub-Adviser, support Cannabis Companies. The types of companies that support Cannabis Companies may include real estate investment trusts (“REITs”) which target medical-use cannabis facilities, technology companies and tech-enabled marketing companies that provide software infrastructure to retailers in the legal cannabis markets, and companies, including business development companies (“BDCs”), that engage in delivery and financial services activities for Cannabis Companies;

●	The Fund also intends to take short positions[4] in securities of Cannabis Companies if such securities are expected to decline in price, with the limitation that such shorting strategy will be limited, in the aggregate, to five percent (5%) of the Fund’s net assets at the time the Fund enters into the shorting transaction(s);

4 To effect a short sale, the Fund will arrange through a broker to borrow the security of a Cannabis Company which the Fund does not own to be delivered to a buyer of such security. In borrowing the security to be delivered to the buyer, the Fund will become obligated to replace the security borrowed at the time of replacement, regardless of the market price at that time. A short sale results in a gain when the price of the Cannabis Company securities sold short declines between the date of the short sale and the date on which such security is purchased to replace the borrowed security. Conversely, a short sale in a Cannabis Company will result in a loss if the price of the security sold short increases. When the Fund makes a short sale of Cannabis Company security, the broker effecting the short sale typically holds the proceeds as part of the collateral securing the Fund’s obligation to cover the short position.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

●	The Fund may invest in Cannabis Companies of any market capitalization, including mid-, small- and micro-capitalization Cannabis Companies. However, the Fund will invest in companies only with market capitalizations of at least $50 million at the time of purchase;

●	The Fund’s direct equity investments in the securities of Cannabis Companies will consist only of exchange-traded equity securities of companies that are engaged exclusively in legal activities under applicable national and local laws, including U.S. federal and state laws; such equity securities will be listed on exchanges that require the issuing company’s compliance with all laws, rules and regulations applicable to its business, including U.S. federal and state laws. The Fund will not directly hold ownership in any Cannabis Company unless permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state laws;

●	In selecting investments for the Fund, the Sub-Adviser will use a top-down approach, based primarily on the Sub-Adviser’s quantitative factors, combined with qualitative analysis that will skew towards value-oriented Cannabis Companies.

○	The Fund’s portfolio weightings will favor Cannabis Companies with dominant positions in their respective markets, exhibit strong profitability characteristics, drive consumer adoption for cannabis and, in the opinion of the Sub-Adviser, appear best positioned to potentially experience significant growth and expansion as the legal cannabis industry expands.

●	The Sub-Adviser may also invest the Fund’s assets in emerging Cannabis Companies that the Sub-Adviser believes have growth potential;

●	The Fund may sell a security when the Sub-Adviser believes that the security is overvalued or better investment opportunities are available, or to limit position size within the Fund’s portfolio;

●	The following are key factors that the Sub-Adviser believes will impact the Fund’s portfolio weightings:

○	Core retail and delivery locations in key cannabis consumer cities and states;

○	Exposure to states that have near term potential to shift from medical to adult-use;

○	Brand awareness and strength of wholesale penetration; and

○	Lean business model across cultivation and manufacturing.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

●	The Sub-Adviser’s selection of securities of Cannabis Companies for purchase or to reference in TRS’s will be based in part on the philosophy of the Sub-Advisor that Cannabis Companies with focus on promoting social equity and social justice will be generally more successful over the long-term. To encourage Cannabis Companies to embrace diversity, social equity, and social justice considerations, the Sub-Adviser has established a set of diversity, social equity, and social justice principles, which the Sub-Adviser will communicate to each Cannabis Company in the Fund’s portfolio of securities and TRS’s on a semi-annual basis. The Sub-Adviser will generally allocate more of the Fund’s portfolio investments to those Cannabis Companies that adhere to more of the diversity, social equity, and social justice principles; and

●	The Fund will concentrate at least 25% of its investments in the legal cannabis industry. The Fund is classified as “non-diversified” for purposes of the 1940 Act, which means a relatively high percentage of the Fund’s assets may be invested in the securities of a limited number of companies.

As we assume throughout this letter, the Fund will invest in Cannabis Companies which are subject to various laws and regulations that may differ at the state, local and federal levels, although the legal landscape for cannabis continues to change; the opinions stated in this letter are as of the date hereof. In the United States, scheduling determinations by the Drug Enforcement Agency (“DEA”) are dependent on Food and Drug Administration (“FDA”) approval of a substance or a specific formulation of a substance. Unless and until cannabis and cannabis-based products receive FDA approval, such products may be prohibited from sale, at least at the federal level. Even if approved by the FDA, the manufacture, importation, exportation, domestic distribution, storage, sale, and legitimate use of such products will continue to be subject to a significant degree of regulation by the DEA. For purposes of this letter, we assume that the Fund will not execute a derivative, and will not invest directly in, or hold ownership in any company that engages in cannabis-related business except as expressly permitted by national and local laws of the relevant jurisdiction(s), including U.S. federal and state laws and in full compliance with the regulations, guidance and determinations of the DEA, FDA and other federal departments or agencies (and their state counterpart departments and agencies).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

In rendering the opinions in this letter, we base our opinions on our understanding of --and our assumptions herein are based on-- the investment strategy disclosed in the registration statement and made known to us by the Sub-Advisor. The Sub-Advisor has further represented to us that the following principles, that are reflected in the Fund’s Registration Statement’s Statement of Additional Information, will be adhered to in selecting investments for the Fund:

●	The Fund will not invest in any Cannabis Company that grows, produces, distributes, or sells plant products in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; Cannabis Companies may include those which are described, as examples, in footnote 1 of this letter. To clarify and to confirm, Cannabis Companies do not include companies that grow, produce, distribute, or sell plant products derived from plants inside the U.S. if any such activities are not in full compliance with local and state law; this is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where cannabis are legal.

●	Cannabis Companies include companies that grow, produce, distribute, or sell plant products derived from plants both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law (and U.S. federal law has not expressly declared such activities to be illegal and subject to enforcement proceedings).

●	Cannabis Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal, state, and local laws. Cannabis Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell products derived from plants in a manner that is legal under state and local law but not under U.S. federal law.

●	Cannabis Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell products derived from plants but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws.

●	If, after acquiring a Cannabis Company’s securities, the Sub-Advisor identifies or becomes aware that holding a particular Cannabis Company’s securities would violate Applicable Federal Law, the Fund will promptly sell that position.

In summary, we understand and assume that the investment strategy of the Fund primarily entails investment in exchange-listed equity securities, including the common and preferred stock of U.S. and foreign mid, small and micro-capitalized Cannabis Companies, as well as in the execution of TRS’s (as we describe in the pages that follow) with an eye toward getting economic exposure to Cannabis Companies, so long as those companies are engaging in the permitted development, manufacture/service and sale of cannabis as permitted on a local, state or other level.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Many local jurisdictions around the United States have passed decriminalization bills. Generally, decriminalization means that arrest, investigation and prosecution for the possession of certain cannabis becomes low priority for enforcement. However, approved decriminalization initiatives do not render cannabis legal and accordingly a Cannabis Company is not one whose commercial activities are a “low priority” for local, state and federal law enforcement.5

The Fund will directly invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange, (“TSX”) and TSX Venture Exchange (“TSX Venture”).

The NYSE and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

We assume for purposes of this letter and the legal opinions in it that the Fund will not invest directly in or hold ownership in any companies that engage in cannabis-related business unless permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state laws.

We next proceed with our legal analysis and the opinions which we render in this letter, first in Parts I, II and III, insofar as the Fund’s purchase of securities is concerned, and finally in Part IV, insofar as the Fund’s execution and settlement of a TRS is concerned.

LEGAL ANALYSIS

Beyond the limits of investing in companies described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under Applicable Federal Law in connection with the Fund’s proposed investment in Cannabis Companies.6 The legal landscape in cannabis industries is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

5 See supra, footnote 1 and accompanying text.

6 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Subject to the considerations set forth in the preceding paragraph, based on our review of the case law and other authorities, we note the following:

●	Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. We see as guidance which is instructive on this point the cases involving cannabis. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.[7]

●	We do not have actual knowledge of any Cannabis Company which has been prosecuted by the U.S. Department of Justice (the “DOJ”).[8] We are aware of investment activity in cannabis companies. In May 2020, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, increased its investment from 9.9% to 38.6% of the issued and outstanding common shares of Canopy Growth Corporation, a Canadian producer and exporter of cannabis listed on the NYSE.

●	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis, which as we have said are considered Schedule 1 substances. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada or Australia, and (ii) whether investment in Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce plant based and/or psychedelic drugs and the proposed investments contemplate the purchase of securities on secondary markets in Canada and Australia. We have not found case law or other guidance suggesting an extension of enforcement of the CSA in the manner outlined above as to any Cannabis Companies.

7 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, California Realtor Sentenced to Prison for Filing a False Tax Return - Did Not Report Over $1 million In Income From Marijuana Distribution Business (Nov. 2, 2018), available at https://www.justice.gov/opa/pr/california-realtor-sentenced-prison-filing-false-tax-return; Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

8This statement does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo; it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above. We are aware of the indictment of a member of, and the involvement in DOJ investigations of NutraHQ LLC, a Nevada limited liability company (whose corporate status has been revoked), as well as a subpoena being served on Capsule Connection LLC, in DOJ investigations and proceedings and accordingly, for purposes of this letter, none of NutraHQ LLC, Spice Jungle, LLC, Freund Container or Capsule Connection LLC is a “Cannabis Company” (because from publicly available information concerning DOJ action we gather that none of those entities was operating in compliance with local, state or federal law), which we define in footnote 1 and accompanying text. Seyfarth Shaw LLP has conducted research to locate the investigations and proceedings by the DOJ and we have in our due diligence identified and reviewed the matters involving NutraHQ LLC, Spice Jungle, LLC, Freund Container or Capsule Connection LLC, and as we have discussed in this letter, we consider none of the proceeding companies to be a “Cannabis Company.”

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Our opinion focuses on Applicable Federal Law, and based on the current status of state laws regarding cannabis, it is our view that Applicable Federal Law is more stringent. Therefore, it is our opinion that, if the Fund complies with Applicable Federal Law, the Fund will meet state law standards because the Fund will not be investing in companies engaged in the manufacturing, distribution or possession of cannabis in the U.S. other than Cannabis Companies.

I.	federal law

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the DEA, the law enforcement arm of the federal government primarily responsible for enforcing the CSA.9 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.10 In our legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”11 “This broad discretion ... is particularly ill-suited to judicial review.”12 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.13

9 See 21 U.S.C § 811.

10 Oyler v. Boles, 368 U.S. 448 (1962).

11 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

12 Wayte v. United States, 470 U.S. 598, 607 (1985).

13 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/jm-9-27000-principles-federal-prosecution#9-27.110.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:14

●	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

●	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

●	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

●	The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

●	The existence, effectiveness, and enforcement of the business organization’s pre-existing compliance program;

●	The business organization’s timely and voluntary disclosure of wrongdoing;

●	The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

●	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

●	The adequacy of remedies such as civil or regulatory enforcement actions; and

●	The adequacy of the prosecution of individuals responsible for the business organization’s malfeasance.

B.	DOJ Position on Enforcement of Federal Law

We are not aware of the DOJ’s position on the enforcement of federal law (solely pertaining to cannabis). We know that in the context of cannabis and that during the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

14 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/jm-9-28000-principles-federal-prosecution-business-organizations.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Most notably, in 2013, Deputy Attorney General Cole released a memorandum15 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

●	Preventing the distribution of marijuana to minors;

●	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;

●	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

●	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

●	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

●	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

●	Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state law by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law, but only reflected a policy subject to change at any time.

15 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”16 The Sessions Memo reinforces the prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under Applicable Federal Law for financial transactions.17

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have focused on growers and producers within the states, rather than investors.18

We have found nothing in the publicly available resources noted above that suggests that any Cannabis Company is or would be in violation of the CSA and/or MCA.19 This opinion is only based upon and limited to that publicly available information available from the SEC and other regulators listed in this letter.

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe the Fund would not violate the CSA or be subject to DOJ cannabis enforcement so long as the companies are Cannabis Companies.

16 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

17 During confirmation hearings before the Senate Judiciary Committee for appointment as Attorney General, in February, 2021, new Attorney General Merrick Garland responded to questioning by Senator Cory Booker as follows: “It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use.” See https://mjbizdaily.com/attorney-general-nominee-merrick-garland-signals-friendlier-marijuana-stance/. In subsequent written responses to the Senate Judiciary Committee, Attorney General Garland stated that he did not think it worth the department’s time to pursue prosecutions “of those who are complying with the laws in states that have legalized and are effectively regulating marijuana.” See https://www.rollcall.com/2021/03/01/senate-judiciary-sends-garland-nomination-to-the-floor/. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

18 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

19 See supra, footnote 12.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

II.	The CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”20 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.21 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.22

Based solely on the plain language of the Fund’s Registration Statement (including the Statement of Additional Information) and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, and based on the assumptions herein, none of the businesses of Cannabis Companies, would be non-compliant with applicable local law and their operations would not as of today violate Applicable Federal Law. This opinion is only based upon and limited to that publicly available information available from the SEC and other regulators listed in this letter.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business other than in the business of a Cannabis Company so long as, as we assume, such company does not undertake a commercial or other activity which expressly violates the terms of the CSA.

III.	COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides that (i) “[w]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity… with the intent to promote the carrying on of specified unlawful activity…23” or (ii) “[w]hoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States…with the intent to promote the carrying on of specified unlawful activity…”24 is in violation of federal law.

20 21 U.S.C. § 841(a)(1).

21 21 U.S.C. § 802(15).

22 21 U.S.C. § 846.

23 18 U.S.C. § 1956(a)(1)-(A)(i).

24 18 U.S.C. § 1956 (a)(2)-(A).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Based on the foregoing, in our opinion the Fund’s investment activity would not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) because the Fund represents that it will invest in Cannabis Companies, which are exchange-listed companies and require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

IV.	TOTAL RETURN SWAPS

As we previously stated in this letter, it is our understanding that an integral part of the investment strategy of the Fund is its execution and settlement of total return swaps (as we have previously defined, “TRS’s”), a straightforward form of over-the-counter or OTC derivative.

The opinions relating to OTC derivatives apply only to the TRS’s executed by the Fund which we analyze in this letter; we have been asked to opine with respect to the enforceability of the TRS’s to be executed and settled by the Fund. For purposes of our analysis and with respect to the opinions relating to the TRS’s, we assume that the Fund will be executing one or more TRS’s with one or more counterparties and that each TRS will reference either a single Cannabis Company (each such company, is also referred to in this letter as a “TRS Company”) and that all TRS’s which are the subject of this letter will be financially, or cash settled (and at no time will the Fund have any direct, indirect, actual or beneficial ownership of any TRS Company).

It is our understanding and a fundamental assumption of this letter that the Fund will not (a) invest directly in any Cannabis Company that grows, produces, distributes, or sells plant products or drugs in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; or (b) execute any TRS (or any other OTC derivative or exchange traded derivative) which references (i) any Cannabis Company that grows, produces, distributes, or sells plant products or drugs derived in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; or (ii) any index which includes as a component any Cannabis Company that grows, produces, distributes, or sells plant products or drugs in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law.

In this context, we have considered the enforceability of the legal documentation governing the TRS’s under principles of contract law as well as the CSA and the 1934 Act (as amended by Dodd-Frank) and regulations promulgated thereunder by the SEC.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

TRS payments are received by the counterparty to the Fund under the TRS. The TRS payments do not result in ownership of stock in a Cannabis Company because the TRS’s are to be cash settled. In addition, the Fund’s payments are not used for the purchase or cultivation of plants, or manufacture of drugs, or marijuana or other controlled substances or related supplies and do not facilitate distribution or contribute to the growth of a Cannabis Company or other company, or in the purchase of plants, cannabis, drugs or related supplies and do not facilitate any illegal activity in any way.

Instead, all TRS payments are directed by the TRS documentation to be made to a party to the TRS as part of what we view as a lawful bargain: the Fund pays a TRS counterparty a fee (like a premium in an insurance contract) for the TRS, and incurs the risk that the share value of each Cannabis Company (that is, the Reference Asset(s) in the reference portfolio) in the TRS depreciates (because if such share value does depreciate, then the Fund is obligated under TRS terms to pay the counterparty a value representing that depreciation), in exchange for a cash payment by the TRS counterparty to the Fund representing the appreciation and total return of each referenced stock or fund interest. The payments by the Fund in the case of the TRS do not result in the purchase of any Cannabis Company’s or other company’s stock.

The TRS and the Controlled Substances Act

We are aware of no guidance, regulation, or formal or informal prohibition by the DOJ or any federal regulator (including derivatives regulators in the United States (e.g., the SEC and CFTC)) with respect to a derivative based on a Cannabis Company or investment vehicle investing in a Cannabis Company.

We are also aware of no reported decision by a court or other tribunal as to whether a derivative referencing a Cannabis Company (whether operating with or outside of a state license, permission or mandate) is legal --or illegal. We were able to locate no rule (proposed or final), no solicitation for market input for a prospective rule, no guidance or other regulatory pronouncement directly relating to what we understand to be a Cannabis Company on which a TRS will be based.

The TRS is not a transaction or an activity which is expressly prohibited by the CSA (and we assume for purposes of this letter that the Cannabis Company referenced in the TRS is not undertaking criminal or other activities which would trigger federal action such as funneling proceeds from the sale of plants or drugs to criminal enterprises, distributing contraband to gangs or cartels or other activities which are expressly prohibited by the CSA).25

25 See supra, footnote [20] and Parts I through III of this letter

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

In the absence of on-point regulatory or other guidance, we have considered other commercial and contractual arrangements which we believe would be entered into by Cannabis Companies, or even companies in the cannabis industry, such as insurance policies. The insurance contract has for decades been compared to a derivative and vice-versa.26

Cannabis and Cannabis Insurance Caselaw as a Guide

We are aware of state insurance commissioners approving the issuance of insurance policies undertaking risks relating to lawful state cannabis businesses, which, as we have previously written, is something of a precedent for business in cannabis.

For instance, the California Cannabis Control Board submitted proposed regulations to the California Office of Administrative Law in December 2018 establishing minimum general liability coverage for cannabis distributors.27 Former California Insurance Commissioner Dave Jones lobbied California’s admitted insurers to begin serving the cannabis industry28 and was ultimately successful in persuading admitted insurance carriers (i.e., carriers authorized to do business in California by the Secretary of State) to provide a cannabis insurance product,29 including Golden Bear Insurance Company,30 North River Insurance Company, United States Fire Insurance Company, White Pine Insurance Company,31 Continental Heritage Insurance Company32 and California Mutual Insurance Company.33

For the sake of completeness we note that a federal court in Hawaii34 held that an insured individual growing cannabis for personal use in compliance with state law could not recover under her homeowner’s policy because the federal public policy against cannabis trumps the express terms of an insurance policy; however, a federal court in Colorado refused to follow that court in Hawaii, and refused to absolve a property insurance carrier of its coverage obligation when the property insurance policy was written for a state-legal cannabis business, because the policy was written specifically to provide coverage for the insured’s state-legal marijuana business.35

26 See, e.g., Risk, Speculation, and OTC Derivatives at 2-3.

27 CAL. CODE REGS. tit. 16, §5308 (2019).

28 https://www.natlawreview.com/article/california-s-insurance-commissioner-encourages-admitted-carriers-to-insure-cannabis

29 https://www.horstcounsel.com/single-post/2017/10/02/Admitted-Carriers-Offer-Some-Benefits-Some-Dangers-for-Cannabis-Industry

30 http://www.insurance.ca.gov/0400-news/0100-press-releases/archives/release119-17.cfm; https://www.goldenbear.com/news/how-to-cover-the-cannabis-sector-from-a-broker-whos-deep-in-the-weeds/

31 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release088-18.cfm

32 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release055-18.cfm

33 http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release046-18.cfm

34 Tracy v. USAA Cas. Ins. Co., No. 11-00487 LEK-KSC, 2012 WL 928186, at *13 (D. Haw. Mar. 16, 2012).

35 Green Earth Wellness Ctr., LLC v. Atain Specialty Ins. Co., 163 F. Supp. 3d 821, 833-34 (D. Colo. 2016)(“Green Earth Wellness Center”).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

For purposes of evaluating the TRS’s in the context of the CSA, we considered the federal judiciary’s upholding of contracts36 including those evidencing payment obligations albeit in the insurance context. The upholding of contracts in the insurance context is helpful guidance for evaluating the enforceability of the TRS’s. As with the purchase of securities, for the reasons and based on the law which we cite, the Fund’s proposed execution of a TRS should not trigger action by the DOJ or federal prosecutors under the CSA and so for our conclusions concerning the TRS, we incorporate by reference all legal and factual analyses as well as representations made to us and assumptions made in the parts of this letter preceding this Part IV (regarding the Fund’s purchases of securities), as we reach the conclusion that under the CSA, the DOJ and federal prosecutors should not pursue any action with respect to the TRS’s (referencing Cannabis Companies) to be executed by the Fund.

36 We note that when we refer in this paragraph to “the federal judiciary,” we refer primarily to the federal district court in Green Earth Wellness Center, and federal courts’ decisions subsequent to Green Earth Wellness Center (see, e.g., Greenwood v. Green Leaf Lab LLC, 2017 U.S.Dist. LEXIS 125143 (2017); In re Way to Grow, Inc., 597 B.R. 111, 2018 Bankr. LEXIS 4142 (2018); see also In re Malul, 614 B.R. 699, 2020 Bankr. LEXIS, 68 Bankr. Ct. Dec. (LRP) 147)(2020)(“At oral argument, Malul attacked the relevance of Green Earth Wellness on two grounds. First, Malul argued Green Earth Wellness is inapplicable because it was evaluating the legality of state insurance laws, not necessarily federal drug laws. Second, Malul argued the insurance policy in Green Earth Wellness is a different situation to a declaratory judgment or breach of fiduciary duty claim, because there is an underlying equity interest at stake in the latter. The Court agrees [that] the facts of Green Earth Wellness are distinguishable in these respects, but it is not clear whether, or how, those factual differentiators mediate a different result. Rather, the operative decision point in Green Earth Wellness was Judge Krieger’s careful distinction between ordering the insurer to pay for damages to specific items (i.e., marijuana plants) and merely ordering compliance with the contract, which could be accomplished without reference to the existence of any marijuana asset.”)). We also note that at least one federal court has declined to invalidate an insurance contract (where an insurer underwrites a cannabis company, in compliance with state law) on the grounds that the contract contravenes public policy; the federal district court in Green Earth Wellness Center refused to invalidate the insurance contact at issue in that case on public policy grounds “in light of several additional years evidencing a continued erosion of any clear and consistent federal public policy in this area” and on that basis the federal district court “declines [insurer] Atain’s indirect invitation to declare the [insurance] Policy void on public policy grounds.” See Green Earth Wellness Center, 163 F.Supp.3d at 834-35. We finally note that it appears that federal prosecutors have focused on growers and producers within the states, rather than investors, see also Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Enforceability of TRS Documentation37

In connection with this letter, its analysis and resulting TRS-related conclusions and opinions, we assume that the Fund will be a party to fully-executed, market-standard over-the-counter derivatives documentation (based on forms published by the International Swaps and Derivatives Association, Inc., or “ISDA”) and custody documentation, with a regulated counterparty and nationally-regulated custodian (collectively, the “TRS Documentation”), including:

■	A 2002 ISDA Master Agreement (collectively, the “ISDA Master Agreement”);

■	A Schedule to the ISDA Master Agreement (“ISDA Schedule”);

■	A Credit Support Annex to the ISDA Schedule and other market-standard custody documentation (e.g., Account Control Agreement); and

■	Market-standard confirmations which may include a Master Swap Confirmation.

In rendering legal opinions in Part IV of this letter, we make and rely on certain assumptions concerning the TRS Documentation, including that such representations are accurate and the following assumptions. We assume that each of the terms and conditions of the TRS Documentation, as presented to us, are presently and would remain in final form without material variation or modification. We further assume that each party referenced in the TRS Documentation has legal capacity, authority and has fulfilled all legal prerequisites with respect to the execution, delivery and full and timely performance of obligations set forth or contemplated by the TRS Documentation. We assume for the purpose of this letter that Fund and its counterparty will fully and timely perform all applicable obligations and undertakings under the TRS Documentation and we further assume that each party to the TRS Documentation is in full compliance with all applicable state and federal law, including but not limited to Applicable Federal Law and therefore we limit this opinion letter and the analysis within it only to the last paragraph on page one and first paragraph of page two of this letter.

We further assume for purposes of our analysis, conclusions and opinions that each party to the TRS Documentation: (i) represents and warrants to the other, with respect to each TRS evidenced by the TRS Documentation that each such party is not entering into the TRS to avoid, prevent or to circumvent or do anything that is contrary to any Applicable Federal Law including statutory law, regulations or case law relating to the vesting of beneficial ownership and those applicable to shareholder disclosure; (ii) does not intend to engage, and in fact does not in any way engage in any fraudulent, deceptive or manipulative act or practice; and (iii) is in full compliance with the Exchange Act, and CEA, each as amended by Dodd-Frank,38 and the 1940 Act, with respect to the legal issues which are outside of the scope of this letter (e.g., reporting obligations, diversification and custody rules) and each fully executes and delivers the TRS Documentation.

37 In the analysis and with respect to the conclusions and opinions relating to TRS documentation, when we refer to legal documentation, we refer to the legal documentation that the Fund executes.

38 We recognize that the Fund under the 1934 Act may be obligated to report its TRS’s to a security-based swap data repository and to comply with portfolio reconciliation or other obligations which are not directly related to the focus of this opinion letter, and so for purposes of this letter we assume that the Fund and its TRS counterparties are in compliance with those requirements. We also recognize that the Fund and/or the TRS counterparty to the Fund may be obligated to comply with other law which is not central to, referenced in and is therefore outside of the scope of this letter, including the Internal Revenue Code, Regulation T of the Federal Reserve Board, and the rules and regulations, and there are also 1940 Act custody, diversification, leverage and other requirements with respect to which the Fund must comply. The Fund and its performance are governed primarily by the 1940 Act, with respect to which the SEC promulgates regulations effectuating the 1940 Act, including Rule 18f-4, which generally became effective on February 19, 2021. We assume for purposes of issuing this letter that the Fund is today, and will in the future continue to be, in compliance with existing SEC rules, as applicable to the Fund as of the date hereof.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

We also note that in the event that the TRS is at some later date declared illegal under the CSA, the Fund’s (and indirectly its beneficial owners’) losses would be determined by “break provisions” that enable the parties to the TRS to close-out an existing TRS and to the extent possible, restore the parties economically to a position immediately before a federal department or other federal authority declared the TRS illegal under the CSA (or other law). Within the TRS Documentation is a provision that stipulates that a termination event will occur if it becomes unlawful under any applicable law for a party to make or to receive payments with respect to a transaction, or to perform any material provision of the ISDA Master Agreement (which governs the TRS and any other “Transaction” under the terms of the ISDA Master Agreement); this “Illegality” provision is anticipatory in nature and has (after currency crises in and around 1998) become integrated into the 2002 form of ISDA Master Agreement on which the TRS is based, so that this provision contemplates that a termination of the TRS would occur if, at some later date after (TRS) execution, it would be unlawful to make or receive a payment in the future.

Therefore, important to our legal analysis of the enforceability of the TRS Documentation (and the manner in which losses and gains are calculated on termination by the Fund or their counterparties) is this “Illegality” feature of the ISDA Master Agreement and Schedule contemplating a government decree making a payment of a derivative illegal, such as was the case on August 17, 1998, when the Russian government (in dealing with a widespread economic and currency crisis of its own)39 imposed a moratorium on payments called for in many OTC currency derivatives referencing the Ruble.

39 On August 17, 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its Ruble-denominated securities, the Russian Central Bank stopped its support of the Ruble and a temporary moratorium was imposed on certain hard currency payments. Russia imposed a 90-day moratorium on various hard currency transactions connected with the movement of capital. These actions resulted in an immediate and severe devaluation of the ruble and a sharp increase in the rate of inflation; a dramatic decline in the prices of Russian debt and equity securities; and an inability of Russian issuers to raise funds in the international capital markets and the OTC derivatives market was likewise affected. See Statement of the Government of the Russian Federation and the Central Bank of the Russian Federation (August 17, 1998), https://web.archive.org/web/20150131090423/http://www.cbr.ru/eng/press/JOINT.htm, accessed on June 30, 2020.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

We consider the August 17, 1998 Russian decree to be, in fact, something of a precedent for helping us evaluate potential monetary liability of the Fund and its beneficial owners under the CSA; in that circumstance, with the “Illegality” feature of the ISDA Master Agreement (published in 2002 and included in the TRS Documentation),40 the Fund: should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS violates the CSA or the 1934 Act; and the TRS could be terminated on a no-fault basis with the Fund and its TRS counterparties using mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement (this may result in the Fund sustaining monetary loss or gain on the TRS, but we believe there would in that instance not be resulting regulatory exposure for the termination in the absence of a federal prohibition on the TRS at the point of execution of that OTC derivative).41

In the absence of any government prohibition of the TRS structure and the TRS Companies referenced within it, the TRS Documentation should create legal, valid and binding obligations under New York law with respect to the Fund and its TRS counterparties.

Because of the dynamic, bespoke nature of the TRS and the regulatory implications from its design and management, it is important for purposes of the analysis leading to the rendering of opinions to first describe with greater particularity the manner in which the regulator (i.e., the SEC or the Commodity Futures Trading Commission, or the “CFTC,” and each of its respective regulatory regimes) for the TRS is identified under Dodd-Frank (and pursuant to its amendment of the CEA and 1934 Act); this depends on the Reference Assets (reference portfolio of the Fund) of the TRS.

40 See Section 6(e) of the ISDA Master Agreement (as opposed to the earlier 1992 version of the ISDA Master Agreement).

41 Under the effective terms of the TRS Documentation, if the TRS, after it is executed but before the end of the term or maturity for the transaction if the U.S. government (or even a state) declares the TRS to be illegal, then, at the end of a waiting period, the Fund and each TRS counterparty can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e)(ii)(3) of the ISDA Master Agreement.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

The upshot is that if the reference portfolio consists of a single security (such as the equity of a Cannabis Company), a single loan or a narrow-based group or index of securities, then under current U.S. law, the regulator of the TRS is the SEC and the federal law which applies to the TRS is the 1934 Act (not the CEA, the Commodity Exchange Act), as amended by Dodd-Frank and SEC rules (as opposed to the CEA and CFTC rules), with respect to the TRS, promulgated thereunder.

On the other hand, if the reference portfolio consists of more than one security, more than one loan, a broad-based index or basket of securities (or any combination thereof), then under current U.S. law, the regulator of the TRS is the CFTC; so if the CFTC regulates TRS’s executed by the Fund, then the Fund would be subject to both the SEC and its rules insofar as the Fund and its operation are concerned and the CFTC insofar as the TRS is concerned. In that case, the CFTC and the CEA (not the 1934 Act), as amended by Dodd-Frank, and CFTC rules and guidance is the statutory basis and regulatory regime governing the TRS. Given this complexity and for our purposes, in this letter, we assume that the only TRS that is to be executed is one that references either a single Cannabis Company; so for all purposes, the TRS (and TRS’s) which are the subject of the opinions in this letter would be regulated by the SEC. The following discussion brings this and the paragraph immediately above this paragraph into sharper focus.

Applicable Derivatives Law

Total return swaps in the U.S. have been regulated by a still relatively new and comprehensive body of law, including a federal statute and implementing rules -- for about a decade.

In 2010, Congress passed and President Obama signed into law Dodd-Frank, which established for the first time in America a comprehensive framework for regulating OTC (privately negotiated) derivatives, OTC derivative markets and utilities -- and the financial products executed within and by them, including those products with the basic structure of the TRS.

Before 2010, one of the primary culprits in the Great Recession of 2008 was the near complete confusion and improper identification with respect to the regulator with authority to regulate an OTC derivative42 and this is no longer the case, so today the TRS is subject to a clearly-defined and predicable regulatory regime, which we discuss next, but the federal regulator and its regulatory regime is determined by the design and management of the TRS, as described on this page and the pages that follow.

42 See generally, Gordon F. Peery, The Post-Reform Guide to Derivatives and Futures (Wiley 2012), at 30 (hereinafter “Guide to Derivatives”).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Under Dodd-Frank, regulatory authority is divided between the SEC and the CFTC or the Commodity Futures Trading Commission; Dodd-Frank mandated that the CFTC and SEC issue definitions for purposes of guiding market participants such as the Fund, so that it is more clear (as compared to the years prior to 2010) which regulator has jurisdiction over an OTC derivative.43

After Dodd-Frank and with the benefit of clarifying regulations from both the CFTC and SEC, federal law assigns the SEC the authority to regulate “security-based swaps,” which are broadly defined as OTC derivatives, including swaps, based on (1) a single security or (2) a loan or (3) a narrow-based group or index of securities or (4) events relating to a single issuer or issuers of securities in a narrow-based group or index.

Total return swaps on a single security, loan or narrow-based security index are security-based swaps regulated by the SEC, its rules, the 1934 Act and Dodd-Frank.

Total return swaps based on more than one security, more than one loan, or on a broad-based security index are “swaps” regulated by the CFTC, its rules, the CEA and Dodd Frank.

The SEC and the CFTC also in rare cases, not relevant here, share jurisdiction over “mixed swaps,” and the regulations of the SEC for security-based swaps, and the CFTC for swaps, are completely different, separate and apart from each other.

This means that derivative execution, documentation, settlement, reporting and recordkeeping requirements for security-based swaps (regulated by the SEC) and swaps (regulated by the CFTC) are completely different.

The easiest way to understand whether a derivative is regulated by the SEC or CFTC is to focus on the subject, or “reference” or “reference obligation” (in the case of the TRS, the Reference Assets and reference portfolio) of the derivative, which is the asset, event or other thing from which the financial product derives its value. If the subject of the derivative is a commodity (e.g., gold), or a basket of securities (or broad based index) then that derivative is a swap regulated by the CFTC.

43 The regulators’ rules were proposed, refined and published in “Further Definition of ‘Swap,’ ‘Security-Based Swap,’ and ‘Security-Based Swap Agreement’; Mixed Swaps; Security-Based Swap Agreement Recordkeeping,” 77 Fed. Reg. 48208 (August 13, 2012)(“Swap Definitions”). Mixed swaps are swaps that after Dodd-Frank and the aforementioned regulations are within the jurisdiction of both the SEC and CFTC and these typically include a security and a commodity such as a swap based on a currency (i.e., a commodity) and an equity (i.e., a security); the breadth and reach of the mixed swap definition is intended to be narrow and to close gaps in the OTC derivatives regulations post Dodd-Frank.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

If the derivative is a loan or a single security or a narrow-based index, then that derivative is likely44 a security-based swap regulated by the SEC.

For our purposes, the TRS is regulated by the SEC if the subject of the TRS is the security (equity or debt (or loan)) of a single company or a narrow-based security index; otherwise, the TRS is a “swap” regulated by the CFTC.

A narrow-based security index, generally, with exceptions,45 is an index of securities that meets one of the following four requirements (1) it has nine or fewer components; (2) one component comprises more than 30 percent of the index weighting; (3) the five highest weighted components comprise more than 60 percent of the index weighting, or (4) the lowest weighted components comprising in the aggregate 25 percent of the index’s weighting have an aggregate dollar value of average daily volume over a six-month period of less than $50 million ($30 million if there are at least 15 component securities).

OTC derivatives which are not security-based swaps generally fall into the category of a “swap,” a regulatory term which is meant to include all other (non-security-based swap) derivatives executed OTC, including an option, or a swap, on a basket of securities. A “swap,” as defined by the CFTC, entails “the exchange of one asset or liability for a similar asset or liability for the purpose of lengthening or shortening maturities, or otherwise shifting risks. This may entail selling one securities issue and buying another in foreign currency; it may entail buying a currency on the spot market and simultaneously selling it forward. Swaps also may involve exchanging income flows; for example, exchanging the fixed rate coupon stream of a bond for a variable rate payment stream, or vice versa, while not swapping the principal component of the bond. Swaps are generally traded over-the-counter.”46

44 An option on a single equity is technically (again with limited exceptions) a “security” also regulated by the SEC. A security-based swap is also a “security” regulated by the SEC.

45 The legal definition of narrow-based security interest, in the context of a swap, in Section 1a(25) of the CEA or Commodity Exchange Act, 7 USC 1a(25), contains several exceptions.

46 See CFTC Glossary, available at https://www.cftc.gov/LearnAndProtect/EducationCenter/CFTCGlossary/glossary_s.html and accessed on March 19, 2021.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Section 721(a) of Dodd-Frank added Section 1a(47) to the Commodity Exchange Act (7 U.S.C. § 1a(47)) to bring total return swaps under the regulatory jurisdiction of the CFTC if those swaps reference a broadly-based index or a basket of companies (as opposed to, in this case, a single TRS Company consisting of a Cannabis Company in compliance with state law). Whereas the TRS Documentation is governed by state law (i.e., the laws of the State of New York), the TRS itself is an OTC derivative now subject to federal law.47

The TRS’s described to us by the Sub-Advisor are intended to be dynamically managed, which is to say that a portfolio manager “constructs” the derivative before execution and then has the right --and indeed it is contemplated that such right will be executed frequently, which is to say on a daily basis -- to change the Cannabis Company on which the TRS is based (in the case of the TRS’s to be executed by Fund; the TRS’s to be executed by Fund are not considered dynamically or actively managed). From a regulatory standpoint, dynamic management of a TRS does not change the classification or regulator of the TRS; the Swap Definitions provide that the classification of an OTC derivative under Title VII of Dodd Frank is determined prior to its execution and then the product will retain its initial characterization throughout its life with the same regulator retaining jurisdiction from execution to expiry (and even if a narrow-based index becomes a broad-based index referenced in the same TRS, or vice versa, the regulator and derivative characterization as a swap or security-based swap remains the same over the life of the derivative).

After the passage of Dodd-Frank in 2010, and implementing regulations under that act, a TRS based on a broad-based index of TRS Companies and a TRS referencing two or more TRS Companies likewise would be an OTC derivative (a “swap”) regulated by the CFTC pursuant to its regulations. The SEC regulates most equity options as well as, for purposes of this letter, the TRS’s, each of which is based on a “single name,” or one TRS Company (or a single, narrow-based security index). Dodd-Frank also added Section 3(a)(68) to the Exchange Act, which defines “security-based swap”; accordingly, for a TRS based on the equity of a single TRS Company, the U.S. regulator is the SEC. For the reasons stated above and just as we believe that the DOJ and federal prosecutors should not pursue any action with respect to the TRS, we see no SEC guidance today that points to a conclusion that a TRS would be rendered invalid by the SEC (or the CFTC).

47 “Title VII [of Dodd Frank] defines ‘security-based swap’ as a swap that is based on a narrow-based security index, a single security or a loan [or] the occurrence, nonoccurrence or the extent of the occurrence of an event relating to a single issuer of a security or the issuers of securities in a narrow-based security index. An option on a security is not a security-based swap unless the security is restricted under the 1934 Act.” Guide to Derivatives at 141. The focus of this letter is a set of opinions as to the enforceability of the TRS and other financial products executed, purchased and owned, whether beneficially or not, by the Fund and not compliance with all aspects of Applicable Federal Law and such compliance is outside of the scope of this letter.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Extent of Ownership of a Cannabis Company

We state at the outset of this part of the letter that we issue this letter based on the assumption that all TRS’s will be financially-settled under executed TRS Documentation (with no intent by either party of a TRS to obtain at TRS maturity the equity of a Cannabis Company but instead with the intent to financially (cash) settle each TRS).

We summarized at the outset of this Part IV the cash-settlement, non-ownership aspects of the TRS. The Fund obtains nothing other than cash as a settlement at TRS maturity, and is obligated to do nothing, other than to make and to receive cash payments. In the absence of the right to vote, the absence of intent to prevent vesting or absence of intent to evade ownership obligations or ability or desire to dispose shares of the underlying cannabis-related security, we do not believe that the TRS’s at issue here confer ownership interest in any underlying Cannabis Company. Additionally, we do not believe that the Fund would have a reporting obligation from a purely cash-settled TRS (and we believe that Fund is not attempting to avoid obligations of ownership by executing TRS’s, and we further believe, and issue opinions based on that belief, that the Fund is not attempting to avoid obligations of ownership by executing TRS’s which are by their nature designed to synthetically replicate ownership of Cannabis Companies or Cannabis Companies).48 As the case law and regulatory guidance is not settled with respect to total return swaps generally, we reference the following authorities that lead us to the conclusions and to the opinions found at the conclusion of this Part IV:

●          Although a long position under an equity swap would generally not be treated as beneficial ownership of the underlying security under Rule 13d-3 under the Exchange Act, as the “long” party would not typically have the right to vote or dispose of the underlying shares, Schedule 13D (but not Schedule 13G) requires the disclosure by a reporting person of contracts involving the relevant shares.49

48 See CSX Corp. v. The Children’s Investment Fund Management, 562 F.Supp.2d 511 (S.D.N.Y 2008), aff’d, 292 F. App’x 133 (2d Cir. 2008) (Second Circuit Court of Appeals unable to reach agreement on whether party executing TRS is a beneficial owner), 654 F.3d 276 (2d Cir. 2011)(“This case comes to us raising issues concerning a contractual arrangement known as a ‘cash-settled total return equity swap agreement’ although our disposition at this stage of the appeal touches only tangentially on such issues”.)(deciding only issues pertaining to a “group” violation of Section 13(d)(3)(“CSX”)); see also 2 Edward F. Greene et al., U.S. Regulation of the International Securities and Derivatives Markets § 14.02[2][a] (9th Ed 2008)(“Greene”); Arnold S. Jacobs, The Williams Act - Tender Offers and Stock Accumulations § 2.12 (2009)(“Jacobs”); James P. Smith & Corinne Levy, ‘CSX’: Second Circuit Upholds Denial of Injunctive Relief, N.Y.L.J., Sept. 26, 2008, at 4. We view the legal and other authorities as helpful in our analysis and the facts in CSX to be distinguishable because whereas the total return swap in CSX resulted in an effort to elect candidates to the board of directors of CSX, the TRS now before us is cash-settled with no exercise of any right other than the right to receive a cash payment.

49 Greene, supra footnote 48, § 1.02[2][a] n.26.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

●          A person who is a party to a cash-settled swap does not beneficially own the securities subject to the swap if he or she (or a corporate entity) does not have the right to vote or to sell those securities either pursuant to the swap’s contractual terms or pursuant to another understanding or arrangement with the counterparty to the swap. Thus, a party to a cash-settled swap not possessing such voting or dispositive power has no Section 13(d) reporting duty, no matter how large a percent of the stock is the subject of the cash-settled swap.50

●          The Division of Corporation Finance within the SEC has stated that interpreting an investor’s beneficial ownership under Rule 13d-3 to include shares used in a counter-party’s hedge, absent unusual circumstances, would be novel and would create significant uncertainties for investors who have used equity swaps in accordance with accepted market practices understood to be based on reasonably well-settled law.51

The TRS’s to be executed by the Fund are, as noted above, security-based swaps regulated by the SEC and as the TRS’s are cash-settled with no TRS term calling for TRS Company ownership by the Fund, the Fund should not have ownership or reporting obligations under the 1934 Act. As we have also noted, the underlying securities on which the TRS’s to be executed by the Fund will be based are companies with business activities conducted within the bounds of applicable local and state law, but not necessarily the CSA.

50 Jacobs, supra footnote 48, § 12.12.

51 Letter from Brian V. Breheny, Deputy Director, Division of Corporation Finance, SEC, to Judge Lewis A. Kaplan, United States District Judge, Southern District of New York (June 4, 2008), available at http://www.gibsondunn.com/publications/Documents/CSX-BrianBrehenyLtrtoJudgeKaplan.pdf).

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

TRS Opinions

Based on the relevant facts pertaining to the TRS’s as described in this Part IV of our letter, and subject to the TRS-specific qualifications, exceptions and limitations discussed below and the scope of this letter, we conclude, having due regard for legal considerations set forth herein, that, for purposes of the 1934 Act (as amended by Dodd-Frank) OR the CEA (also as amended by Dodd-Frank) and the CSA and with respect to only the TRS and assuming full compliance with state law by the Cannabis Company referenced in the TRS (for the reasons stated in this letter, we do not focus on state law and as we state in this letter, we are aware of no federal investigation of any such Cannabis Company):

●	The TRS Documentation (as defined below) should create legal, valid and binding obligations under New York law;

●	The TRS should not be rendered unenforceable due to a violation of the CSA;

●	The Fund should not have ownership, pursuant to Rule 13d-3 promulgated under the 1934 Act, with respect to the Cannabis Company referenced in TRS’s;

●	As each TRS has (as the extent of its Reference Assets and reference portfolio) a single security, the TRS is a security-based swap regulated and governed by the SEC, its rules, the 1934 Act and Dodd-Frank and such Reference Asset or portfolio, by itself, would not likely render the TRS unenforceable under the 1934 Act as amended by Dodd-Frank and the SEC rules promulgated thereunder;

●	The Fund and its beneficial owners should incur no regulatory exposure or regulatory liability solely because a court of competent jurisdiction in the future holds that the TRS’s, if characterized as security-based swaps, violate the CSA or the 1934 Act, as amended by Dodd-Frank, and in the event that the federal government declares at some future time that the TRS’s violate the CSA and/or the 1934 Act, as amended, the Fund can terminate the TRS on a no-fault basis and use mid-market values calculated pursuant Section 6(e) of the ISDA Master Agreement.

The foregoing opinions are rendered at a “should” level of confidence, which involves a greater degree of certainty than a “more likely than not” opinion. However, the foregoing opinions and this letter are not stated and rendered with unqualified guarantees with airtight certainty for two reasons:

First, there is a void of on-point regulatory guidance by U.S. derivatives regulators (i.e., the CFTC and SEC) with respect to OTC and exchange-traded derivatives referencing Cannabis Companies (including those companies, including, we assume for purposes of this letter, the TRS Companies, operating in compliance with state law) and (a) such regulators are currently evaluating the legality and enforceability of derivatives with the same or similar structure and legal documentation as the TRS’s before us and the regulators are basing their review on specific facts and new, to-be-proposed regulation and guidance which are not known to us as of the date hereof; and (b) exchanges and clearinghouses evaluating the legality of derivatives referencing plant products or related drugs and/or Cannabis Companies are currently awaiting U.S. regulatory guidance on the application of the CSA and facts, legal issues and processes which are not known to us as of the date of this letter.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

Secondly, we have not investigated (x) the TRS Companies to determine whether those companies are in compliance with all applicable law including state law; (y) the operational aspects of the Fund including but not limited to its performance of TRS Documentation obligations, responses to margin calls and/or other requests from the Fund’s counterparties in each TRS; and (z) the compliance of the Fund with respect to the 1934 Act (we assume that the TRS is a security-based swap), 1940 Act diversification and other federal requirements which are or in the future may be applicable to the Fund.

In light of the unavoidable realities and facts and, although this opinion represents our considered legal judgment, this has no binding effect and, therefore, there can be no assurance that the SEC, CFTC or other U.S. or state regulator, department or agency will not be able to successfully challenge the TRS’s on grounds of enforceability or any of the conclusions reached by us in this letter. We do not express any opinion with respect to the law of any jurisdiction outside of the United States, conflict of law principles or law, the rules of any derivatives exchange or clearinghouse, the internal policies of any party to the TRS or custodian or bank which may be involved in the performance of the TRS. The opinions concerning the TRS’s are delivered subject to this understanding and we are under no obligation to monitor the law or body of regulation to update this letter. Our opinion is subject to and is limited by the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws including but not limited to state fraudulent transfer and conveyance laws, judicially developed doctrines in this area, general principles of equity including doctrines requiring consideration of the impracticability or impossibility or frustration of purpose relieving performance at the time of attempted enforcement as well as other rights, remedies and waivers contained in the TRS Documentation and any ancillary documents, schedules, instruments, side letters or other materials referenced therein.

Our opinions with respect to the TRS are limited to the facts, matters and law expressly set forth herein and no opinion may be inferred or implied beyond what is expressly stated in this letter. Our TRS-related opinions are for the benefit of the Sub-Advisor, the Trust and the Fund, and each of its beneficial owners, and may not be relied upon by any other person or entity without the express written consent of Seyfarth Shaw LLP.

Legal Opinion prepared

for Tidal ETF Trust and Subversive Capital Advisor LLC

Subversive Cannabis ETF, a series of Tidal ETF Trust

December 15, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Fund, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Seyfarth Shaw LLP